Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 27, 2023 with respect to the historical summary of revenues and direct cost of revenues of The Collection at Forsyth, included in the Form 8-K of CTO Realty Growth, Inc. filed with the Securities and Exchange Commission on January 27, 2023. We consent to the incorporation by reference of said report in the Registration Statements of CTO Realty Growth, Inc. on Form S-3 (File No. 333-267819, 333-254970 and 333-249209) and Form S-8 (File No. 333-168379, 333-176162, 333-204875, and 333-227885).

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Orlando, Florida
January 27, 2023